Exhibit 99.1

For more information, contact:

Jamie Conroy	Jessika Parry
Omnicell, Inc.	Next Step Communications
(727) 310-3222	(781) 326-1741
Jamie.conroy@omnicell.com	omnicell@nextstepcomms.com

Rob Seim to retire and join Omnicell Board of Directors

Mountain View, Calif., (September 14, 2018) — Omnicell, Inc. (NASDAQ: OMCL), the leading provider of medication and supply management technology across the continuum of care, today announced that Rob Seim, President of Global Automation and Medication Adherence, has indicated his intent to retire as of March 15, 2019. The company also announced the appointment of Mr. Seim to the Board of Directors following his retirement.  Mr. Seim served Omnicell as its Chief Financial Officer for nearly 10 years and was also Executive Vice President of Finance, Administration, and Manufacturing during that time.  For the past three years, Mr. Seim has served as President of Global Automation and Medication Adherence which includes responsibility for all of the non-US business of Omnicell, several product lines, and worldwide manufacturing.    During his 13 years at Omnicell, revenue grew over 550% and market valuation grew over 8 fold.

“Rob has been an instrumental member of the leadership team since joining Omnicell in 2006,” said Randall Lipps, Omnicell Chairman, President, Chief Executive Officer and Founder. “As a member of Omnicell’s Board of Directors, we will continue to have access to Rob’s experience, insight, and financial acumen as he transitions to the next chapter of his life.”

Mr. Seim has provided sufficient notice for the company to make a thoughtful and orderly transition of his responsibilities, which will be announced closer to his actual date of retirement in 2019.   “Omnicell is uniquely positioned in the healthcare market with solutions that automate pharmacy and supply workflows, freeing clinicians to focus on patients, improving patient safety, and driving down costs of healthcare,” said Mr. Seim. “I’ve been very fortunate to be able to contribute to Omnicell’s vision of improving healthcare for everyone and look forward to continuing to contribute to the company’s success as a board member.”

About Omnicell

Since 1992, Omnicell (NASDAQ: OMCL) has been inspired to create safer and more efficient ways to manage medications and supplies across all care settings. Omnicell is revolutionizing the patient medication experience from hospital to home by empowering providers to keep each patient at the center of care. The Company’s autonomous approach to medication management leverages a differentiated platform for hardware and workflow software solutions, real-time predictive intelligence, and performance-driven partnerships to help drive operational, financial, and clinical success for customers.

Supporting the highest level of patient safety is essential to excellent patient care. As a leader in medication and supply dispensing automation, central pharmacy automation, IV robotics, analytics software, and medication adherence and packaging systems, Omnicell is focused on delivering solutions for medication availability, affordability, safety, and adherence. Over 4,500 facilities worldwide use Omnicell® automation and analytics solutions to increase operational efficiency, reduce medication errors, deliver actionable intelligence, and improve patient safety.

Omnicell’s innovative medication adherence solutions, used by over 32,000 institutional and retail pharmacies in North America and the United Kingdom, are designed to improve patient engagement and adherence to prescriptions, helping to reduce costly hospital readmissions.

For more information about Omnicell, Inc. please visit www.omnicell.com.

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Editor’s Notes:

1.                                      All Omnicell news releases (financial, acquisitions, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, omnicell.com.

2.                                      Omnicell and the Omnicell logo design are registered trademarks of Omnicell, Inc.

3.                                      All other brand or product names may be trademarks or registered trademarks of their respective companies.